10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate April 16, 2007 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports First Quarter Earnings

Macatawa Bank Corporation today announced net income for the first quarter of 2007. Net income for the quarter was $4.84 million, or $0.29 per diluted share, as compared to net income of $5.22 million, or $0.32 per diluted share, for the first quarter of 2006.

“Although earnings are down, they did meet our expectations considering the challenging economy and difficult interest rate environment,” commented Ben Smith, Chairman and CEO. “While we don’t see any immediate relief on the horizon, we are focused on positioning ourselves for a more normal environment,” added Mr. Smith. During the quarter the Company made great strides at solidifying its infrastructure, diversifying its revenue sources and penetrating its markets.

The Company completed three new facilities during the quarter. The new Breton Village branch in Grand Rapids has opened nearly 200 new accounts and is near $3 million in total deposits since opening in January. The downtown Holland and Byron Center offices have grown over $7 million and $2.5 million in total deposits, respectively, since relocating to their new branches in February.

Non-interest income during the quarter was positively impacted by a $371,000 or 45% increase in trust income. Customer relationships added from the acquisition of Asset Management Services from Smith & Associates on January 1 generated the majority of this increase.

“In addition to the excitement generated from these new facilities and from our new Asset Management Services group, we continue to expand and add new relationships across our entire franchise,” added Mr. Smith. The Company added more than 1,000 checking accounts during the quarter, helping support an increase of in-market deposits.

First quarter net interest income totaled $16.1 million, a decrease of $255,000 compared to the first quarter of 2006. The decrease in net interest income was from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by 11% or $193.4 million from the first quarter of 2006 to the first quarter of 2007. The net interest margin was 3.35% for the quarter, down 20 basis points from 3.55% for the fourth quarter of 2006 and 43 basis points from 3.78% for the first quarter of 2006. On a consecutive quarter basis, the decline was primarily from a decrease in the yield on loans and partially from an increase in the cost of funds. The decrease in the loan yield was related to lower loan fees and reduced loan interest associated with non-accrual loans. The decline in net interest margin from the prior year quarter is primarily because the cost of funds has risen more than the yield on assets. Net interest margin continues to be pressured by the inverted yield curve, when long-term rates remain below short-term rates.

Non-interest income was $3.7 million for the first quarter of 2007, an increase of $541,000 or 17% compared to the first quarter of 2006. The increase was largely from the $371,000 increase in trust fees discussed above. All other types of non-interest income grew as well reflecting continued momentum in various service delivery areas.

Non-interest expense was $11.8 million for the quarter as compared to $11.1 million for the first quarter of 2006. The increase includes small increases in each category of non-interest expense, including operating costs associated with the new Asset Management Services group beginning January 1 and the opening of the three new facilities during the quarter. In addition, the $310,000 increase in other expenses includes an increase of $176,000 in additional FDIC assessments related to a change in the FDIC assessment rate for all banks effective January 1. Despite these additional costs necessary to support the Company’s long-term growth, the Company has been able to successfully manage its overhead costs within a tight range over the last five quarters.

The provision for loan losses was $875,000 for the quarter compared to $700,000 for the first quarter of 2006. Annualized net charge-offs were 0.10% of average loans for the quarter compared to 0.08% for the first quarter of 2006. Non-performing assets to total assets were 0.98% at March 31, 2007 compared to 0.36% at March 31, 2006.

The balance of non-performing loans at March 31 primarily relates to commercial and residential real estate customers, many of whom have been affected by the soft real estate market in West Michigan. The allowance for loan losses was 1.38% of total loans at March 31, 2007 compared to 1.36% at December 31, 2006.

Total assets increased $216.1 million or 11% from March 31, 2006 to $2.12 billion at March 31, 2007. Over the same twelve month period, total loans increased $131.1 million and total deposits increased $96.8 million. For the quarter, total loans increased $10 million and total deposits declined by $28 million. However, deposits within the Company’s market increased $12 million during the quarter. This increase, coupled with an increase in other borrowings at more attractive terms and pricing allowed the Company to reduce its reliance on brokered deposits by over $40 million during the quarter.

The Company remained well-capitalized at March 31, 2007 with a total risk-based capital ratio of 11.0%.

“Every company faces difficult business cycles. It’s the ones that view these times as opportunities that come out ahead of the rest. At Macatawa, we are dedicated to seizing opportunities that will improve our company and position us for even greater success in the future,” Mr. Smith concluded.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 17, 2007, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 25 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended March 31

EARNINGS SUMMARY	2007	2006

Total interest income	$34,931	$30,241
Total interest expense	18,872	13,927

Net interest income	16,059	16,314
Provision for loan loss	875	700

Net interest income after provision for loan loss	15,184	15,614

NON-INTEREST INCOME
Deposit service charges	1,142	1,086
Gain on sale of loans	443	412
Trust fees	1,197	826
Other	953	870

Total non-interest income	3,735	3,194

NON-INTEREST EXPENSE
Salaries and benefits	6,129	6,000
Occupancy	1,054	885
Furniture and equipment	892	798
Other	3,712	3,402

Total non-interest expense	11,787	11,085

Income before income tax	7,132	7,723
Federal income tax expense	2,297	2,501

Net income	$4,835	$5,222

Basic earnings per share	$0.29	$0.32
Diluted earnings per share	$0.29	$0.32
Return on average assets	0.93%	1.11%
Return on average equity	12.06%	14.34%
Net interest margin	3.35%	3.78%
Efficiency ratio	59.55%	56.82%

BALANCE SHEET DATA Assets	March 31 2007	March 31 2006	December 31 2006

Cash and due from banks	$31,719	$31,302	$39,882
Federal funds sold	37,683	-	-
Securities available for sale	195,562	164,576	198,546
Securities held to maturity	2,639	3,904	2,711
Federal Home Loan Bank Stock	12,275	13,910	12,275
Loans held for sale	2,972	1,604	1,547
Total loans	1,721,192	1,590,138	1,711,450
Less allowance for loan loss	23,689	21,391	23,259

Net loans	1,697,503	1,568,747	1,688,191

Premises and equipment, net	63,478	54,472	60,731
Acquisition intangibles	29,279	25,756	25,478
Bank-owned life insurance	22,036	20,998	21,843
Other assets	24,897	18,696	23,612

Total Assets	$2,120,043	$1,903,965	$2,074,816

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$168,684	$160,164	$180,032
Interest-bearing deposits	1,470,648	1,382,403	1,487,525

Total deposits	1,639,332	1,542,567	1,667,557
Federal funds purchased	-	26,629	11,990
FHLB advances	267,638	139,722	192,018
Other borrowings	41,238	41,238	41,238
Other liabilities	8,429	8,656	5,164

Total Liabilities	1,956,637	1,758,812	1,917,967

Shareholders' equity	163,406	145,153	156,849

Total Liabilities and Shareholders' Equity	$2,120,043	$1,903,965	$2,074,816

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006

EARNINGS SUMMARY
Net interest income	$16,059	$17,045	$17,083	$16,975	$16,314
Provision for loan loss	875	5,725	490	800	700
Total non-interest income	3,735	3,851	3,503	3,629	3,194
Total non-interest expense	11,787	11,237	11,257	11,333	11,085
Income taxes	2,297	1,089	2,830	2,715	2,501
Net income	$4,835	$2,845	$6,009	$5,756	$5,222

Basic earnings per share	$0.29	$0.18	$0.37	$0.36	$0.32
Diluted earnings per share	$0.29	$0.17	$0.36	$0.35	$0.32

MARKET DATA
Book value per share	$9.96	$9.65	$9.56	$9.13	$8.97
Market value per share	$18.40	$21.26	$22.89	$23.39	$24.07
Average basic common shares	16,401,519	16,227,588	16,214,390	16,200,172	16,164,946
Average diluted common shares	16,665,808	16,553,239	16,557,849	16,542,131	16,568,345
Period end common shares	16,406,251	16,233,179	16,221,682	16,205,196	16,188,015

PERFORMANCE RATIOS
Return on average assets	0.93%	0.56%	1.20%	1.18%	1.11%
Return on average equity	12.06%	7.17%	15.69%	15.53%	14.34%
Net interest margin (FTE)	3.35%	3.55%	3.62%	3.74%	3.78%
Efficiency ratio	59.55%	53.78%	54.68%	55.00%	56.82%

ASSET QUALITY
Net charge-offs	$445	$4,894	$208	$46	$300
Nonperforming loans	$16,985	$22,290	$5,768	$5,781	$5,545
Other real estate and repossessed assets	$3,891	$3,293	$2,758	$1,725	$1,401
Nonperforming loans to total loans	0.99%	1.30%	0.34%	0.35%	0.35%
Nonperforming assets to total assets	0.98%	1.23%	0.42%	0.38%	0.36%
Net charge-offs to average loans (annualized)	0.10%	1.16%	0.05%	0.01%	0.08%
Allowance for loan loss to total loans	1.38%	1.36%	1.33%	1.34%	1.35%

CAPITAL & LIQUIDITY
Average equity to average assets	7.71%	7.77%	7.62%	7.61%	7.76%
Tier 1 capital to risk-weighted assets	9.53%	9.49%	9.59%	9.49%	9.69%
Total capital to risk-weighted assets	10.89%	10.85%	10.95%	10.85%	11.06%
Loans to deposits + other borrowings	90.26%	92.03%	91.69%	93.88%	94.52%

END OF PERIOD BALANCES
Total portfolio loans	$1,721,192	$1,711,450	$1,682,359	$1,653,035	$1,590,138
Earning assets	1,972,111	1,921,735	1,897,447	1,841,812	1,776,486
Total assets	2,120,043	2,074,816	2,041,031	1,981,318	1,903,965
Deposits	1,639,332	1,667,557	1,632,816	1,573,101	1,542,567
Total shareholders' equity	163,406	156,849	155,125	147,899	145,153

AVERAGE BALANCES
Total portfolio loans	$1,713,204	$1,686,139	$1,664,378	$1,626,102	$1,563,277
Earning assets	1,937,392	1,903,566	1,873,191	1,815,807	1,743,952
Total assets	2,078,501	2,042,005	2,010,840	1,949,399	1,876,713
Deposits	1,645,806	1,616,606	1,605,567	1,556,712	1,517,460
Total shareholders' equity	160,348	158,716	153,147	148,252	145,639